Immune Design Reports Second Quarter 2015 Financial Results

Company to hold conference call at 1:30 pm Pacific today

SEATTLE and SOUTH SAN FRANCISCO, August 12, 2015 -- Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on oncology, today reported financial results and a corporate update for the second quarter ended June 30, 2015, which included the announcement of three new immuno-oncology clinical collaborations and a cash position of $129.0 million, inclusive of net proceeds from a public offering in April 2015.

Corporate Update and Recent Highlights

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On August 10, 2015, Immune Design announced it had entered into two clinical trial collaborations with Merck (NYSE:MRK) to evaluate two immuno-oncology investigational agents, G100 and LV305, each separately combined with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1therapy, in Phase 1 trials in patients with non-Hodgkin’s lymphoma (NHL) and melanoma, respectively.

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Earlier today, Immune Design announced it had entered into a clinical trial collaboration with Genentech, a member of the Roche Group, to evaluate the safety and efficacy of Immune Design’s CMB305 prime-boost immuno-oncology investigational agent combined with the investigational cancer immunotherapy, atezolizumab (MPDL3280A; anti-PD-L1), in a randomized Phase 2 trial in patients with soft tissue sarcoma.

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In May 2015, Immune Design announced the presentation of positive clinical data from three immuno-oncology Phase 1 studies at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting. The three trials provide first-in-human clinical data with the company’s immuno-oncology agents that are designed to generate anti-tumor immunity, LV305 and G305 which target the tumor-associated antigen, NY-ESO-1 and are the two components of CMB305 and G100, which in contrast, is a potent toll-like receptor-4 (TLR4) agonist that is being administered intratumorally to activate local and systemic immunity.

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In April 2015, Immune Design closed an underwritten public offering of 3,000,000 shares of common stock at a price of $26.50 per share. In May 2015, the company sold an additional 47,409 shares when the underwriters exercised a portion of their overallotment option. Immune Design received aggregate net proceeds of $75.4 million, after underwriting discounts and commissions and offering expenses totaling $5.4 million.

Financial Results and Guidance

Second Quarter

•	Immune Design ended the second quarter of 2015 with $129.0 million in cash and cash equivalents, compared to $75.4 million as of December 31, 2014.

•	Net loss and net loss per share for the second quarter of 2015 were $10.5 million and $0.54, respectively, compared to $6.1 million and $16.57, respectively, for the second quarter of 2014.

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Revenue for the second quarter of 2015 was $1.8 million and was attributable primarily to collaboration revenue associated with the Sanofi G103 collaboration established in the fourth quarter of 2014. Revenue for the second quarter of 2014 was $1.1 million and related primarily to license revenue associated with the company's collaboration with MedImmune.

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Research and development expenses for the second quarter of 2015 were $8.5 million, compared to $3.9 million for the second quarter of 2014. The $4.6 million increase was primarily attributable to contract manufacturing and clinical trials for LV305 and CMB305, as well as activities related to the company's HSV-2 collaboration with Sanofi Pasteur. Expenses incurred under the collaboration are predominantly reimbursed by Sanofi Pasteur and reflected in revenue. Additionally, there was an increase in personnel-related expenses, including stock-based compensation, as a result of growth in research and development headcount to support Immune Design's advancing research and clinical pipeline. Research and development stock-based compensation (a non-cash expense), was $0.5 million for the current quarter compared to $0.1 million for the same quarter in 2014.

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General and administrative expenses for the second quarter of 2015 were $3.8 million, compared to $1.9 million for the second quarter of 2014. The $1.9 million increase was primarily attributable to increases in personnel-related expenses, including stock based compensation, primarily related to an increase in administrative headcount to support the growth and expansion of the business. General and administrative expenses for stock-based compensation (a non-cash expense), was $1.3 million for the current quarter compared to $0.1 million for the same quarter in 2014.

Year-to-Date

•	Net operating cash used in operations through June 2015 was $21.7 million, which excludes the $75.4 million in net proceeds received from the company’s follow-on offering.

•	Net loss and net loss per share for the six months ended June 30, 2015 were $19.9 million and $1.10, respectively, compared to $14.3 million and $38.81, respectively, for the same period in 2014.

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Revenue for the six months ended June 30, 2015 was $3.7 million and was attributable primarily to collaboration revenue associated with the Sanofi G103 collaboration established in the fourth quarter of 2014. Revenue for the same period in 2014 was $1.1 million related primarily to Immune Design's collaboration with MedImmune.

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Total operating expenses for the six months ended June 30, 2015 were $23.6 million, compared to $11.3 million for the same period in 2014. The increase in the current period relates primarily to contract manufacturing and clinical trials for LV305 and CMB305, as well as activities related to the company's HSV-2 collaboration with Sanofi Pasteur. Expenses incurred under the collaboration are predominantly reimbursed by Sanofi Pasteur and reflected in revenue. Additionally, there was an increase in personnel-related expenses, including stock based compensation, as a result of growth and expansion of the business following Immune Design's initial public offering in July 2014, in professional service fees and legal fees to support operations as a public company and to defend ongoing litigation, and in facility and office costs.

Updated Financial Guidance

In consideration of the funds raised through Immune Design's follow-on equity offering in April 2015 and investment in the company's clinical development pipeline, revised 2015 financial guidance is as follows:

•	Anticipate ending fiscal 2015 with a cash and investments balance of at least $110.0 million.

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Estimate net cash used in operating activities of $36.0 to $40.0 million for the year-ending December 31, 2015. This is an increase from beginning of the year guidance, which was an estimated range of $33.0 to $37.0 for net cash used in operating activities.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the second quarter 2015 financial results and provide a corporate update.

The live call may be accessed by dialing 844-831-3023 for domestic callers and 920-663-6275 for international callers. A live webcast of the call will be available online from the investor relations section of the company website at http://ir.immunedesign.com/events.cfm and will be archived there for 90 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 1144304.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two-pronged focus of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms, ZVexTM and GLAASTM. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the timing of initiation, progress and scope of clinical trials for Immune Design’s product candidates, the reporting of clinical data regarding Immune Design’s product candidates, and estimates regarding cash and investments balance at the end of 2015 and cash to be used in operations for 2015. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected or ongoing litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design
Selected Balance Sheet Data
(In Thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
Cash and cash equivalents	$128,998	$75,354
Total assets	131,342	78,383
Total current liabilities	6,203	11,947
Total stockholders' equity	125,078	66,346

Statements of Operation Data (unaudited)
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Licensing revenue	$—	$1,000	$—	$1,000
Product sales	19	64	108	89
Other, net	1,761	-	3,610	-
Total revenues	1,780	1,064	3,718	1,089
Operating expenses:
Cost of product sales	44	18	123	32
Research and development	8,483	3,883	15,946	7,961
General and administrative	3,778	1,850	7,580	3,296
Total operating expenses	12,305	5,751	23,649	11,289
Loss from operations	(10,525)	(4,687)	(19,931)	(10,200)
Interest and other income	8	-	8	1
Change in fair value of convertible preferred stock warrant liability	-	(1,439)	-	(4,150)
Net loss attributable to common stockholders	$(10,517)	$(6,126)	$(19,923)	$(14,349)
Basic and diluted net loss per share attributable to common stockholders	$(0.54)	$(16.57)	$(1.10)	$(38.81)
Weighted-average shares used to compute basic and diluted net loss per share attributable to common stockholders	19,356,404	369,750	18,174,611	369,702

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
sannes@annesassociates.com
650-888-0902
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